EXHIBIT 99-77b1

To the Board of Directors of
Northern Funds:

In planning and performing our audit of the financial statements of Northern Funds (a Delaware business trust) of the Northern Trust Company, (including the Global Communications Fund, Growth Equity Fund, Growth Opportunities Fund, Income Equity Fund, International Growth Equity Fund, International Select Equity Fund, Large Cap Value Fund, Mid Cap Growth Fund, Select Equity Fund, Small Cap Growth Fund, Small Cap Index Fund, Small Cap Value Fund, Stock Index Fund, Technology Fund, Arizona Tax-Exempt Fund, California Intermediate Tax-Exempt Fund, California Tax-Exempt Fund, Fixed Income Fund, Florida Intermediate Tax-Exempt Fund, Global Fixed Income Fund, High Yield Fixed Income Fund, High Yield Municipal Fund, Intermediate Tax-Exempt Fund, Short-Intermediate U.S. Government Fund, Tax-Exempt Fund, U.S. Government Fund, California Municipal Money Market Fund, Money Market Fund, Municipal Money Market Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund and Value Fund) (collectively referred to as the "Funds") for the year ended March 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Northern Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of Northern Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other that these specified parties.



ARTHUR ANDERSEN LLP


Chicago, Illinois
May 2, 2002